UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2023

Heliogen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40209	85-4204953
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
130 West Union Street
Pasadena, California 91103

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (626) 720-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HLGN	New York Stock Exchange
Warrants, each whole warrant exercisable for shares of Common stock at an exercise price of $11.50 per share	HLGN.W	New York Stock Exchange
Preferred Share Purchase Rights	N/A	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2023, Heliogen, Inc. (the “Company”) announced that Sagar Kurada has been appointed to serve as Chief Financial Officer and Head of Strategy of the Company, effective immediately (the “Effective Date”).

Prior to joining the Company, Mr. Kurada, age 45, served as Chief Financial Officer of Newlight Technologies, Inc. from January 2022 to June 2023 where he led initiatives around the company’s financial, operations, growth planning, and market responsiveness strategies. Previously, he served as Chief Financial Officer of Eos Energy Enterprises, Inc. (Nasdaq: EOS) from July 2020 to January 2022 where he led the company’s finance organization and financial activities including accounting and controllership, financial planning and analysis, tax, investor relations and treasury. Mr. Kurada also acted as Chief Financial Officer of HighTower Advisors from August 2016 to November 2019 and worked in the private equity consulting practice at FCM from July 2014 to July 2016. Prior to that, Mr. Kurada spent 15 years in GE from January 2000 to June 2014, and during this period, he also served as Chief Financial Officer of multiple GE operating entities. Mr. Kurada has led multiple equity and debt financings and raised in excess of $1 billion of capital to support business growth. Mr. Kurada holds a BS in Finance and Technology from Rensselaer Polytechnic Institute and an MBA from Columbia Business School.

Pursuant to the terms of Mr. Kurada’s executive employment agreement, he is entitled to an annual base salary of $450,000 and an annual target bonus equal to 100% of his base salary. Subject to the approval of the Compensation Committee of the Board of Directors of the Company, Mr. Kurada will also receive an award of 750,000 restricted stock units (“RSUs”), of which 25% will vest on the first anniversary of the Effective Date, and 6.25% will vest each quarter thereafter. The vesting of Mr. Kurada's RSUs is contingent upon his continuous employment at the Company through each such vesting date. A copy of Mr. Kurada’s executive employment agreement is filed with this Current Report on Form 8-K as Exhibit 10.1. The foregoing description of the terms of Mr. Kurada’s executive employment agreement is a summary of select terms, is not complete, and is qualified in its entirety by reference to the full text thereof, which is incorporated by reference herein.

In connection with Mr. Kurada’s appointment, he is expected to enter into the Company’s standard form of indemnification agreement, the form of which is filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2022. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Kurada for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an officer of the Company.

There are no arrangements or understandings between Mr. Kurada and any other person pursuant to which Mr. Kurada was appointed as an officer of the Company. There are no family relationships between Mr. Kurada and any director or executive officer of the Company. Mr. Kurada does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Kelly Rosser, who has been serving as the Company’s Interim Chief Financial Officer in addition to her role as Chief Accounting Officer of the Company will step down from her role as the Interim Chief Financial Officer upon the effectiveness of Mr. Kurada’s appointment. Ms. Rosser will continue to serve as the Chief Accounting Officer of the Company, a role she has held since August 2022.

Item 7.01 Regulation FD Disclosure.

On July 10, 2023, the Company issued a press release with respect to the Mr. Kurada’s appointment as Chief Financial Officer and Head of Strategy. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1†	Executive Employment Agreement, dated July 6, 2023, by and between Sagar Kurada and Heliogen, Inc.
99.1	Press Release, dated July 10, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heliogen, Inc.

Dated:	July 10, 2023	By:	/s/ Christiana Obiaya
Christiana Obiaya
Chief Executive Officer